Exhibit 4.2

UNITED STATES STEEL CORPORATION,
Issuer

and

THE BANK OF NEW YORK,
Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MAY 21, 2007

TO INDENTURE

DATED AS OF MAY 21, 2007

Relating To

$300,000,000 5.65% Senior Notes due June 1, 2013

$450,000,000 6.05% Senior Notes due June 1, 2017

$350,000,000 6.65% Senior Notes due June 1, 2037

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2007 (the “Supplemental Indenture”), to the Indenture (defined below) among United States Steel Corporation (the “Company”), a Delaware corporation, and The Bank of New York, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 21, 2007 (the “Base Indenture”), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided (“Securities”);

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of new series of its Securities to be known as its 5.65% Senior Notes due 2013 (the “2013 Notes”), 6.05% Senior Notes due 2017 (the “2017 Notes”) and 6.65% Senior Notes due 2037 (the “2037 Notes” and, together with the 2013 Notes and the 2017 Notes, the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01.          Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02.          References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 1.03.          For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Base Indenture” has the meaning provided in the recitals.

“Change of Control” has the meaning provided in Section 4.03.

“Change of Control Repurchase Event” has the meaning provided in Section 4.03.

“Comparable Treasury Issue” has the meaning provided in Section 4.02.

“Comparable Treasury Price” has the meaning provided in Section 4.02.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated Subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Depositary” has the meaning provided in Section 2.03.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligation” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note of any series is registered on the security register books.

“Incur” means issue, assume, Guarantee or otherwise become liable for Indebtedness.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money (including without limitation, Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Independent Investment Banker” has the meaning provided in Section 4.02.

“Indenture” has the meaning provided in the recitals.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Interest Rate Agreement” means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment Grade” has the meaning provided in Section 4.03.

“Liens” has the meaning provided in Section 3.01.

“Lone Star” has the meaning provided in Section 4.01.

“Merger Agreement” has the meaning provided in Section 4.01.

“Moody’s” has the meaning provided in Section 4.03.

“Notes” has the meaning provided in the recitals.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Primary Treasury Dealer” has the meaning provided in Section 4.02.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” has the meaning provided in Section 4.03.

“Rating Category” has the meaning provided in Section 4.03.

“Rating Date” has the meaning provided in Section 4.03.

“Ratings Event” has the meaning provided in Section 4.03.

“Reference Treasury Dealer” has the meaning provided in Section 4.02.

“Reference Treasury Dealer Quotations” has the meaning provided in Section 4.02.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“S&P” has the meaning provided in Section 4.03.

“Securities” has the meaning provided in the recitals.

“Special Mandatory Redemption Date” has the meaning provided in Section 4.01.

“Special Mandatory Redemption Price” has the meaning provided in Section 4.01.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

“Supplemental Indenture” has the meaning provided in the preamble.

“2013 Notes” has the meaning provided in the recitals.

“2017 Notes” has the meaning provided in the recitals.

“2037 Notes” has the meaning provided in the recitals.

“Treasury Yield” has the meaning provided in Section 4.02.

“Voting Stock” has the meaning provided in Section 4.03.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.                             Designation and Principal Amount.

The 2013 Notes are hereby authorized and are designated the 5.65% Senior Notes due 2013, unlimited in aggregate principal amount.  The 2013 Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $300,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the 2013 Notes pursuant to Section 3.03 of the Base Indenture.  In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional 2013 Notes having the same terms and conditions as the 2013 Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional 2013 Notes), so that such additional 2013 Notes shall be consolidated and form a single series with the 2013 Notes issued on the date hereof and shall be governed by the terms of this Indenture.

The 2017 Notes are hereby authorized and are designated the 6.05% Senior Notes due 2017, unlimited in aggregate principal amount.  The 2017 Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $450,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the 2017 Notes pursuant to Section 3.03 of the Base Indenture.  In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional 2017 Notes having the same terms and conditions as the 2017 Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional 2017 Notes), so that such additional 2017 Notes shall be consolidated and form a single series with the 2017 Notes issued on the date hereof and shall be governed by the terms of this Indenture.

The 2037 Notes are hereby authorized and are designated the 6.65% Senior Notes due 2037, unlimited in aggregate principal amount.  The 2037 Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $350,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture.  In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional 2037 Notes having the same terms and conditions as the 2037 Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional 2037 Notes), so that such additional 2037 Notes shall be consolidated and form a single series with the 2037 Notes issued on the date hereof and shall be governed by the terms of this Indenture.

Section 2.02.          Maturity.

The principal amount of the 2013 Notes shall be payable on June 1, 2013.

The principal amount of the 2017 Notes shall be payable on June 1, 2017.

The principal amount of the 2037 Notes shall be payable on June 1, 2037.

Section 2.03.                             Form and Payment.

Each series of the Notes shall be issued as global notes, in fully registered book-entry form without coupons in denominations of $1,000 and integral multiples thereof.

Principal, premium, if any, and/or interest, if any, on the global notes representing each series of the Notes shall be made to The Depository Trust Company (the “Depositary”).

The global notes representing each series of the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary.  No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

The Company shall act as Paying Agent for the Notes.  The Company may choose to pay interest by mailing checks or making wire transfers. All money paid by the Company to any Paying Agent that remains unclaimed at the end of two years after the amount is due to Holders shall be repaid to the Company. After such two-year period, Holders may look only to the Company for payment and not to the Trustee, any other Paying Agent or anyone else.  The Company may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee’s corporate trust office. The Company must notify Holders of changes in identities of the Paying Agents for the Notes.

Section 2.04.                             Interest.

Interest on the Notes shall accrue at the rate of 5.65% per annum, in the case of the 2013 Notes, 6.05% per annum, in the case of the 2017 Notes and 6.65% per annum, in the case of the 2037 Notes.  Interest on the Notes shall accrue from May 21, 2007 or the most recent interest payment date on which interest was paid.  Interest on the Notes shall be payable semiannually in arrears on June 1 and December 1, commencing on December 1, 2007 (each an “Interest Payment Date”), to the Holders in whose names the Notes are registered at the close of business on the May 15 and November 15 immediately preceding such Interest Payment Date.  Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE THREE

ADDITIONAL COVENANTS

Section 3.01.                             Limitation on Liens.

The Company shall not Incur, and shall not permit any of its Subsidiaries to Incur, any Indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

Any Lien created for the benefit of Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any Person, to any of the following:

(i)                                     leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(ii)                                  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to The Depository Trust Company, or DTC;

(iii)                               Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(iv)                              minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(v)                                 Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(vi)                              Liens existing on the issue date of the Notes;

(vii)                           Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(viii)                        Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

(ix)                                Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(x)                                 Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly-owned Subsidiary of such Person;

(xi)                                Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (v), (vi), (vii), (viii) or (ix); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness under clauses (v), (vi), (vii), (viii) or (ix) at the time the original Lien became a Lien permitted under the Indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing, refunding, extension, renewal or replacement; and

(xii)                           Liens on assets subject to a sale and leaseback transaction securing Attributable Debt permitted to be Incurred pursuant to Section 3.02.

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries shall be permitted to Incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, if any, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xii) above), together with all Attributable Debt outstanding pursuant to the second paragraph of Section 3.02, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the Notes, create or Incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Section 3.02.                             Limitation on Sale and Leaseback Transactions.

The Company shall not directly or indirectly, and shall not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(i)                                     such transaction was entered into prior to the date of issuance of the Notes (other than any additional Notes);

(ii)                                such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(iii)                             such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years),

(iv)                              the Company would be entitled to Incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the last paragraph of Section 3.01; or

(vi)                              the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver Notes of both series to the Trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of Section 3.01, does not exceed 15% of the Consolidated Net

Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

ARTICLE FOUR

REDEMPTION OF THE NOTES

Section 4.01.                             Special Mandatory Redemption of 2013 Notes and 2017 Notes.

If, for any reason, (i) the proposed acquisition of Lone Star is not completed on or prior to October 1, 2007 or (ii) the Merger Agreement is terminated on or prior to October 1, 2007, the Company shall redeem all of the 2013 Notes and 2017 Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption shall be mailed promptly after the occurrence of the event triggering redemption to each Holder of 2013 Notes and 2017 Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price (including any accrued and unpaid interest) of all of the 2013 Notes and 2017 Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date the 2013 Notes and 2017 Notes shall cease to bear interest.

For purposes of this Section 4.01, the following definitions are applicable:

“Lone Star” means Lone Star Technologies, Inc., a Delaware corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Lone Star, WP Acquisition Holding Corp. and the Company, dated as of March 28, 2007.

“Special Mandatory Redemption Date” means the earlier to occur of (a) October 15, 2007 if the proposed acquisition has not been completed on or prior to October 1, 2007, or (b) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the 2013 Notes and 2017 Notes together with accrued and unpaid interest from the date of initial issuance to but excluding the Special Mandatory Redemption Date.

Section 4.02                                Optional Redemption.

The Company may redeem the Notes, at its option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed; or

(ii)                                  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable

Treasury Yield plus 15 basis points for the 2013 Notes, 25 basis points for the 2017 Notes and 30 basis points for the 2037 Notes, plus accrued interest to the date of redemption.

The Notes called for redemption become due on the date fixed for redemption. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. The notice of redemption for the Notes shall state the amount to be redeemed. On and after the redemption date, interest shall cease to accrue on any Notes that are redeemed. If less than all the Notes of either series are redeemed at any time, the Trustee shall select Notes on a pro rata basis or by any other method the Trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of each series of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of each series of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations obtained by the Company for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Company is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Company.

“Independent Investment Banker” means either J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated, as selected the Company or, if both such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and their respective successors and at least two other primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue for the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Section 4.03.                             Purchase of Notes Upon a Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, the Company shall be required to make an offer to each Holder of the Notes to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i)                                     accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(ii)                                deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii)                             deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered, the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of this Section 4.03, the following definitions are applicable:

“Change of Control” shall occur if: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; (2) individuals who on the issue date of the Notes constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66⅔% of the directors of the Company then still in office who were either directors on the issue date of the Notes or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or (4) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a merger or consolidation transaction in which Holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the

Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, shall constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the Notes are rated below Investment Grade by at least one Rating Agency, the ratings of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the Notes are then rated below Investment Grade by both Rating Agencies.  Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE FIVE

EVENTS OF DEFAULT

In addition to the Events of Default set forth in Section 5.01 of the Base Indenture, the Notes shall also be subject to the following Event of Default:

(i)                                     a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.03.

ARTICLE SIX

MISCELLANEOUS

Section 6.01.                             Form of Notes.

The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, in the case of the 2013 Notes, Exhibit B, in the case of the 2017 Notes, and Exhibit C, in the case of the 2037 Notes, which forms are hereby incorporated in and made a part of this Supplemental Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 6.02.                             Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.03.                             Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 6.04.                             Conflict with Indenture.

To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

Section 6.05.                             Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.06.                             Successors.

All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

Section 6.07.                             Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

UNITED STATES STEEL CORPORATION

By:	/s/ L. T. Brockway
Name:	L. T. Brockway
Title:	Vice President & Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary La Gumina
Name:	Mary La Gumina
Title:	Vice President

EXHIBIT A

Form of Global Note Representing the 2013 Notes

A-1

EXHIBIT B

Form of Global Note Representing the 2017 Notes

B-1

EXHIBIT C

Form of Global Note Representing the 2037 Notes

C-1